                                                                    Exhibit 10.9

*** Confidential treatment has been granted for certain portions of this document. The portions of this exhibit marked by brackets ("[ ]") have been omitted pursuant to the confidential treatment order. The omitted portions have been filed separately with the Securities and Exchange Commission.***

               SECOND AMENDED AND RESTATED DISTRIBUTION AGREEMENT

          THIS AGREEMENT, made as of the 28th day of January, 2003, to be effective as of the Effective Date, is by and among OnStar Corporation ("OnStar"), a Delaware corporation that is a wholly owned subsidiary of General Motors Corporation, a Delaware corporation ("Distributor"), XM Satellite Radio Holdings Inc., a Delaware corporation ("Holdings"), and XM Satellite Radio Inc., a Delaware corporation ("XM") and a wholly owned subsidiary of Holdings, amends and restates that certain Amended and Restated Distribution Agreement dated as of June 3, 2002 by and between Distributor and XM.

                                    RECITALS:

          A. XM has developed and/or obtained licenses for the technology and intellectual property rights necessary to provide an S-band Satellite Digital Audio Radio Service in the Territory pursuant to a license from the FCC.

          B. Distributor provides high-technology value-added services for automobile applications, including GPS systems, emergency call systems, and others.

          C.   XM desires that Distributor include XM Receivers in GM Vehicles.

          D. Distributor desires to install XM Receivers in GM Vehicles and to distribute the XM Service exclusively during the Term.

                                   AGREEMENT:

          NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS:

     In addition to the terms defined elsewhere in this Agreement, and unless the context otherwise requires, the defined terms set forth below and used in this Agreement shall have the following meanings:

     "Agreement" means this Agreement, including Attachments hereto, which, by this reference, are incorporated in their entirety herein.

     "Authorized XM Manufacturer(s)" means a manufacturer(s) licensed from time to time by XM to produce XM Receivers for the OEM vehicle radio market.

     "Bandwidth Extension Year" means each calendar year ending after the Term during which Distributor installs a number of XM Receivers in GM Vehicles not less than the average annual number of XM Receivers installed by Distributor in GM Vehicles under this Agreement through the end of the preceding calendar year.

     "Base Subscription Service" means the combination of music and talk channels referred to by XM as the basic subscription package; from the Commencement Date through the date first listed above, the basic subscription package has been available for a monthly subscription fee of $9.99.

     "Class A Common Stock" means the Class A common stock, par value $.01 per share, of Holdings.

     "Commencement Date" means September 25, 2001, the date on which XM commenced commercial operations and billed the first subscriber to the XM Service, not including any test periods that preceded the commencement of commercial operations.

     "Control" (including the correlative terms "controls," "controlled by," "controlling" and "under common control with") means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Distributor" has the meaning set forth in the preamble of this Agreement.

     "Effective Date" has the meaning set forth in Section 13(m).

     "Enabled GM Vehicle" means a new or used GM Vehicle with an XM Receiver installed by or for GM, including, without limitation, by authorized GM dealers through their association with the Service Parts Operations.

     "FCC" means the U.S. Federal Communications Commission (or any successor agency).

     "GM" means General Motors Corporation, its subsidiaries and affiliates in which General Motors Corporation has a controlling interest.

     "GM Affiliates" means the entities set forth on Attachment 3 hereto and any vehicle manufacturers that would be considered an affiliate of GM under the U.S. Securities Act of 1933, as amended.

     "GM Affiliate Vehicle" means a vehicle manufactured by or for a GM Affiliate and sold in the Territory under one of the brands of any GM Affiliate.

     "GM Vehicle" means a vehicle manufactured by or for GM and sold in the Territory under one of the GM brands. The term "GM Vehicle" includes GM Affiliate Vehicles unless expressly indicated to the contrary.

     "GM/XM Subscriber" means a subscriber to the XM Service who subscribes to receive the XM Service on an Enabled GM Vehicle.

     "Holdings" has the meaning set forth in the preamble of this Agreement.

     "Initial Purchase" means first sale to a non-GM Fleet customer with a purchase date equal to consumer delivery date, (i.e. Avis is considered a non-GM Fleet).

     "Installation Commission" has the meaning set forth in Section 4(b).

     "Model Year" means the twelve (12) month period traditionally designated from July 1 of the prior year to June 30 of the designated year.

     "New Enabled GM Vehicle" means all GM Vehicles (other than GM Affiliate Vehicles) with an XM Receiver installed by or for GM, including, without limitation, by authorized GM dealers through their authorized association with the Service Parts Operations, which have not had an owner other than the manufacturer and/or a dealer, including, but not limited to, GM Fleet company owned vehicles.

     "Note Purchase Agreement" means that certain Note Purchase Agreement, dated as of December 21, 2002, by and among Holdings, XM and OnStar.

     "OEM Commencement Date" means the later of (x) the Commencement Date, or
(y) provided that Distributor has fulfilled its obligations of timely XM Receiver ordering and issuance of specifications under Section 2(b), the date six (6) months following the date on which an Authorized XM Manufacturer initially delivers a Validated XM Receiver to Distributor.

     "Party (ies)" means Holdings, XM and/or Distributor as the context requires.

     "Purchase" means the purchase or lease of a new Enabled GM Vehicle.

     "Purchaser(s)" means the individual(s) or entity(ies) purchasing or leasing an Enabled GM Vehicle.

     "Regulatory Force Majeure Event" means any action taken by the FCC to require receivers capable of receiving the transmission signal of the XM Service to be interoperable with receivers capable of receiving the transmission signal of Sirius Satellite Radio Inc. (or any successor thereto) such that it shall become impermissible for Distributor to install XM Receivers that are exclusively able to receive the signal of the XM Service.

     "SDARS" means S-Band Satellite Digital Audio Radio Service.

     "Stock Fair Market Value" means the average, calculated to two decimal places, of the weighted average daily trading prices of the Class A Common Stock over the ten business day period ending on the business day prior to calculation thereof as reported on Bloomberg. If at any time the Class A Common Stock is not listed on any national securities exchange or quoted on the Nasdaq Stock Market or the over-the-counter market, the Stock Fair Market Value shall be the fair value thereof as determined by the board of directors of Holdings in good faith.

     "Subscriber Bounty" has the meaning set forth in Section 4(c).

     "Term" has the meaning set forth in Section 3(a).

     "Territory" means the continental United States (and Alaska and Hawaii, when and if the XM Service is transmitted by XM to such States) and the District of Columbia.

     "Trigger Date" means November 12, 2001.

     "Used Enabled Vehicle" means a vehicle that has had an owner other than the manufacturer and/or a dealer, in which an XM receiver is installed by an authorized GM dealer utilizing parts supplied through the GM Service Parts Operations. (Vehicles are not limited to GM brands).

     "Validated XM Receiver" means an XM Receiver that conforms to Distributor's manufacturing specifications.

     "XM" has the meaning set forth in the preamble of this Agreement.

     "XM Receivers" means receivers that are capable of receiving the XM Service and that are manufactured by Authorized XM Manufacturers and produced for the OEM vehicle radio market.

     "XM Service" means the service provided using the XM System.

     "XM System" means XM's SDARS transmission system including associated terrestrial transmissions.

2. EXCLUSIVITY OBLIGATIONS:

     (a) During the Term, Distributor agrees on behalf of itself and GM (i) to install and market XM Receivers in certain GM Vehicles, and (ii) to distribute the XM Service to the exclusion of any other SDARS. In addition, Distributor agrees that during the Term neither Distributor nor GM will install any radios or receivers in GM Vehicles capable of receiving Sirius Satellite Radio signals as the only SDARS service.

     (b) XM agrees that, during the nine (9)-month period commencing July 1, 2001, XM shall only activate for commercial sale XM Receivers in Enabled GM Vehicles to the exclusion of any other vehicle manufacturers (the "Exclusive Period"); provided, however, that if the OEM Commencement Date is delayed such that XM Receivers cannot be installed in GM Vehicles prior to January 1, 2002, then the Exclusive Period shall commence on the later of (i) July 1, 2002, or
(ii) the OEM Commencement Date (the later of the dates referred to in clauses
(i) and (ii) hereinafter the "Exclusive Period Start Date") and shall expire six
(6) months from the Exclusive Period Start Date unless Distributor, at its option, elects to shorten or eliminate the Exclusive Period. However, if, as of July 1, 2002 (or as of any six (6)-month anniversary of such date thereafter), Distributor, in its reasonable discretion, determines that the Commencement Date will be delayed by six (6) months beyond such date and there is, at such time, a mobile SDARS provider in the Territory commercially distributing a SDARS in the OEM market, then Distributor, at its option, may be relieved from its exclusivity obligations in Section 2(a). Distributor agrees that except for delays caused by the actions or inaction of XM, Distributor shall order XM Receivers (and issue required manufacturing specifications to the Authorized XM Manufacturer(s)) sufficiently in advance for Distributor to receive, absent bona fide delays caused by Authorized XM Manufacturer(s), Validated XM Receivers no later than January 1, 2001.

     (c) XM shall have a non-exclusive right to arrange for the installation of XM Receivers included in OnStar systems in non-GM Vehicles sold for use in the Territory. The Parties shall mutually agree on the compensation to be paid to XM for arranging the sale of such OnStar systems (excluding the XM Service).

3. TERM:

     (a) Unless earlier terminated pursuant to the terms of this Agreement, the "Term" of this Agreement shall commence as of the date hereof and shall expire twelve (12) years from the Commencement Date.

     (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of certain events, one or both Parties shall have the rights set forth below to trigger a renegotiation of certain terms of, or be excused from certain obligations under, this Agreement as follows:

          (i) Distributor-Triggered Renegotiation. Distributor shall be relieved from its exclusivity obligations set forth in Section 2(a) if four (4) years following the Commencement Date, or if across any successive two (2)-year period during the Term thereafter, XM's share of mobile aftermarket SDARS subscribers is less than forty percent (40%) assuming only two (2) mobile aftermarket SDARS providers and less than thirty-three percent (33%) assuming that there are three (3) mobile aftermarket SDARS providers. XM's share of mobile aftermarket SDARS subscribers shall be based on a mutually agreed upon source, such as the 10Q and 10k filings of XM and Sirius, and shall be based on the most recent figures available at the time of measurement.

          (ii) Installation-Triggered Renegotiation. XM may initially trigger a renegotiation of this Agreement four (4) years following the Trigger Date if the number of Enabled GM Vehicles by that time is less than 1.24 million units and every two (2) years during the Term thereafter, if the number of Enabled GM Vehicles during the prior two (2) years is inconsistent with the OEM market demand for SDARS radios. Evidence of consistency with OEM market demand shall be based upon the concept that GM SDARS radio penetration in new GM Vehicles (expressed as a percent of new GM Vehicles produced for the U.S. market in a given Model Year or across a measurement period) is consistent with SDARS radio penetration in new vehicles from the balance of non-GM OEMs (expressed as a percent of non-GM new vehicles produced for the U.S. market in a given Model Year or across a measurement period). However, if XM's share of the mobile SDARS aftermarket
                is below [   ] percent ([  %]) across the applicable two
                (2)-year period, then the percent install target in new GM Vehicles shall be adjusted proportionately in accordance with the following table:

                ----------------------------------------------------------
                                             Multiplier (times install
                                            target % of new GM Vehicles
                    XM Share of Mobile        across the measurement
                     SDARS aftermarket                period)
                ----------------------------------------------------------
                             [   ]                    [   ]
                ----------------------------------------------------------
                             [   ]                    [   ]
                ----------------------------------------------------------
                             [   ]                    [   ]
                ----------------------------------------------------------
                             [   ]                    [   ]
                ----------------------------------------------------------
                             [   ]                    [   ]
                ----------------------------------------------------------

          (iii) For example, if [   ] ([ ]%) of non-GM OEM vehicles were
                installed with satellite capable radios in a given Model Year
                and XM's share of the mobile SDARS aftermarket were [   ]
                percent ([ ]%), then Distributor, for purposes of determining consistency with OEM
                market demand, would need to install ([      ]%), or [     ]
                percent ([ ]%), of GM Vehicles with XM Receivers. For purposes of this clause (ii), Distributor's new GM Vehicle install requirement shall be deemed to be satisfied if Distributor installs the lesser of (A) the number of Enabled GM Vehicles required by this clause (ii), or (B) 600,000 XM Receivers per year for each of the two (2) years in the measurement period.

          (iv)  Automatic Renegotiation.

          (A) Upon the occurrence of a Regulatory Force Majeure Event, XM and Distributor agree to renegotiate mutually acceptable terms in light of the changed landscape arising from such Regulatory Force Majeure Event.

          (B) XM may trigger a renegotiation of the terms of this Agreement at any time during the term if Distributor elects to install interoperable radios (i.e., radios capable of receiving both the XM Service and the Sirius Satellite Radio service, or other SDARS signals) in the absence of any regulatory requirement.

     (c) Upon at least thirty (30) days' prior notice either Party shall have the right to terminate this Agreement if the other Party has breached any of its material obligations under this Agreement; provided, however, that if such breach is of the type that is curable, then termination shall not be effective, and the notifying Party shall not exercise any of its other rights at law or in equity, unless the notified Party has failed to cure such material breach fully and to demonstrate to the notifying Party that such material breach has been cured within the thirty (30)-day period following the notice described in this
Section 3(c).

     (d) If the FCC revokes XM's SDARS license as a result of the action(s) or inaction(s) of XM, then Distributor, at its option, shall have the right to declare XM in material breach of this Agreement, and such revocation shall not constitute a force majeure event under Section 10.

4. PAYMENTS TO DISTRIBUTOR:

     (a) Guaranteed Payments. In consideration of Distributor installing quantities of XM Receivers in GM Vehicles consistent with the market demand throughout the Term and distributing (unless Distributor is otherwise expressly excused from its exclusivity obligations in Section 2(a)) only the XM Service during the Term, for each of the calendar years set forth in the following table that this Agreement is in effect, XM agrees to pay to Distributor the amount set forth opposite each pertinent calendar year:

      ------------------------------------------------------------------
                                                Amount Payable
               Calendar Year:*                 (in thousands):
      ------------------------------------------------------------------
                     2001                         [        ]
      ------------------------------------------------------------------
                     2002                         [        ]
      ------------------------------------------------------------------
                     2003                         [        ]
      ------------------------------------------------------------------
                     2004                         [        ]
      ------------------------------------------------------------------
                     2005                         $   33,533
      ------------------------------------------------------------------
                     2006                         [        ]
      ------------------------------------------------------------------
                     2007                         [        ]
      ------------------------------------------------------------------
                     2008                         [        ]
      ------------------------------------------------------------------
                     2009                         $  132,889
      ------------------------------------------------------------------

* If Distributor is unable (for reasons not attributable to XM's delay in launching services) to install XM Receivers beginning with Model Year 2002, then the payments set forth in the table above shall be delayed and shall commence in the calendar quarter immediately following the calendar quarter in which Distributor first installs reasonable quantities of XM Receivers in GM Vehicles.

In the event that this Agreement is terminated other than on the last day of a calendar year, then the payment set forth in the table above for such calendar year shall be prorated to reflect the number of days during such calendar year that this Agreement was in effect. The payments set forth in the table above with respect to 2001 and 2002 shall be due and payable in two equal installments during the 2002 calendar year on or before September 30 and December 31, 2002. Subsequent calendar year payments, shall be due and payable in four equal installments on or before March 31, June 30, September 30 and December 31 of the pertinent calendar year. In lieu of making the guaranteed payments for each of the 2003, 2004, 2005 and 2006 calendar years, XM has entered into that certain Note Purchase Agreement, dated as of December 21, 2002, by and between XM and General Motors Corporation, and at the closing thereunder will issue to General Motors Corporation a senior secured exchangeable note in the amount of $89,042,387 (the "Note").

     (b) Installation Commission. During the Term, XM agrees to pay Distributor an Installation commission as set forth below (the "Installation Commission"). Distributor shall invoice XM (on a mutually agreed upon form) at the end of each calendar month for Installation Commissions earned during such month

         (i)   "New Enabled GM Vehicle", XM agrees to pay Distributor a
         commission of [   ] dollars ($[  ]) for each New Enabled GM Vehicle.
         Each invoice shall include the Vehicle Identification Number ("VIN") of each GM Vehicle for which an Installation Commission is payable, the XM Receiver identification number for each such GM Vehicle and any other information reasonably necessary to compute the Installation Commission.

         (ii) The invoice shall be due and payable within thirty (30) days following receipt by XM. Distributor shall not invoice XM for an

         Installation Commission covered in section (i) before the Vehicle Ship Date.

     (c) Subscriber Bounty. In addition to the Installation Commission and subject to the following sentence, XM agrees, during the Term, to pay
Distributor a [                ] commission (the "Subscriber Bounty") for each
GM/XM Subscriber (excluding subscriptions to the XM Services in GM Affiliate Vehicles) who Purchases a "New Enabled GM Vehicle". The subscriber must subscribe to the XM Service within twelve (12) months of the initial Purchase (consumer delivery date) of such an Enabled GM Vehicle (a "Qualifying GM/XM Subscriber"). If a Qualifying GM/XM Subscriber for whom a Subscriber Bounty is
payable fails to pay XM at least [                 ] for receipt of the Base
Subscription Service, then XM shall have the right to credit the difference between the Subscriber Bounty paid and the amount actually received by XM on account of such GM/XM Subscriber to future Subscriber Bounty payments. The Subscriber Bounty shall be paid in two (2) equal installments (Activation and Loyalty), the first (Activation) of which shall be due and payable no later than thirty (30) days following the end of the calendar month during which a Qualifying GM/XM Subscriber initially subscribes to the XM Service. The second (Loyalty) of which shall be due and payable no later than thirty (30) days following the end of the calendar month during which such Qualifying GM/XM Subscriber makes his initial three (3)-month subscriber payment for receipt of the XM Service. In no event shall the Subscriber Bounty be payable more than one time with respect to any one XM Receiver. Notwithstanding the foregoing, from and after January 1, 2003, XM may satisfy its obligation to make cumulative Subscriber Bounty payments of up to $35,000,000, at its option, by delivery of shares of Class A Common Stock. If XM elects to make a Subscriber Bounty payment in shares of Class A Common Stock, such shares of Class A Common Stock shall be valued at the Stock Fair Market Value as of the last business day of the calendar month during which such Subscriber Bounty payment is triggered.

     (d) Revenue Share. During the Term, Distributor shall receive a percentage of the revenue received by XM from GM/XM Subscribers (excluding subscriptions to the XM Services in GM Affiliate Vehicles) for the Base Subscription Service (the "Revenue Share"). The percentage shall depend on the number of Enabled GM Vehicles (including GM Affiliate Vehicles) at the time such revenue is received as follows:

--------------------------------------------------------------------------------------
  If Number of Enabled GM Vehicles is:   Then Distributor's Revenue Share shall be:
--------------------------------------------------------------------------------------
              [ ]                                           [ ]
--------------------------------------------------------------------------------------
              [ ]                                           [ ]
--------------------------------------------------------------------------------------
              [ ]                                           [ ]
--------------------------------------------------------------------------------------
              [ ]                                           [ ]
--------------------------------------------------------------------------------------
              [ ]                                           [ ]
--------------------------------------------------------------------------------------

     The Revenue Share percentages set forth in the table above shall apply to a Base Subscription Service price between $[ ] and $9.95 per month. If, in response to competitive pressures, the Base Subscription Service price falls below $[ ] per month, then the Parties shall negotiate in good faith to modify the Revenue Share in an equitable manner to reflect the realities of the market. If XM fundamentally changes its business model (e.g., employs a more aggressive advertising model), and, as a result of such change, the Base Subscription Service price falls below $[ ] per month, then the Revenue Share payable to Distributor shall be determined as if the Base Subscription Service price were $9.95 per month. Likewise, if the Base Subscription Service price is more than $9.95 per month, then the Revenue Share shall be determined as if the Base Subscription Service price were $9.95 per month.

     The Revenue Share shall be due and payable no later than thirty (30) days after the end of each calendar month during the Term based upon subscriber revenues collected during such month; provided, however, that from and after January 1, 2003, XM may make Revenue Share payments of up to an aggregate amount of $50,000,000 through periodic draws pursuant to the terms of that certain Senior Secured Credit Facility, dated as of January 28, 2003, by and between XM and GM. In the event that the applicable Revenue Share percentage changes in the middle of a calendar month, XM shall make payments to GM using the Revenue Share percentage previously in effect, and, promptly after making such payment, XM and GM shall cooperatively analyze the applicable data and, as appropriate, XM shall make a follow-up adjusting payment to GM reflecting the Revenue Share percentage then in effect in accordance with this Section 4(d).

     (e) Revenue Share (or other Compensation) for GM Affiliate Vehicles. Revenue share, if any, (or other compensation, if any) payable with respect to subscribers to the XM Service in GM Affiliate Vehicles that are enabled to receive the XM Service shall be as may be agreed from time to time by XM and the applicable GM Affiliate.

5. ADVERTISING AND PROMOTIONAL COMPONENTS:

     (a) Advertising Availability. During each of the calendar years set forth in the table below that this Agreement is in effect, XM agrees to make available to Distributor a number of advertising spots (the "Spots") on XM channels comprising the XM Service representing the following dollar amounts (expressed in thousands):

Spot dollars are to be re-distributed between calendar years in the event both parties, XM and the Distributor, mutually agree on the revised allocation. In the event that spot dollars are re-distributed, formal documentation of the mutual decision is required including, but not limited to, the dollar value re-distributed.

----------------------------------------------------------------------------------------------------------------------
Year:            2001       2002         2003       2004        2005        2006        2007        2008       2009
----------------------------------------------------------------------------------------------------------------------
Dollar
Value:           [  ]       [   ]       [   ]      [     ]    [     ]     [     ]     [     ]     [     ]    [     ]
----------------------------------------------------------------------------------------------------------------------

------------------------------------------------
Year:             2010       2011        2012
------------------------------------------------
Dollar
Value:          [     ]    [     ]     [     ]
------------------------------------------------

     (b) The Spots shall only be used by Distributor to advertise and promote GM products and services. Except as set forth above, if Distributor does not use all of the Spots made available to Distributor during any calendar year, Distributor may not carry such unused Spots forward into any subsequent calendar year during the Term. Distributor, at its expense, shall create, produce and deliver the Spots to the location(s) specified by XM. The Spots shall not be adverse to, or competitive with, XM's business(es) or require XM to make any payments to a third party or obtain any consents to insert the Spots on the XM Service. Distributor will indemnify the XM Indemnitees as provided herein in connection with Distributor's use of the Spots (including, without limitation, the content thereof), and the Spots cannot be resold by Distributor to a third party. The dollar value of the Spots will be priced based on the then-current CPM rate sheets. Placement of the Spots shall be mutually agreed upon by the Parties.

     (c) Market Support Funds. XM agrees that for each calendar year during the period commencing January 1, 2001, and ending December 31, 2009, XM shall allocate $ [ ] per year, and during the period commencing January 1, 2010 and ending December 31, 2012, XM shall allocate $ [ ] per year, of its annual advertising budget to Distributor to be placed through a mutually agreed agency, provided that such support funds pertain to the XM Service and are consistent with XM's positioning and branding of the XM Service. The annual budget will be utilized for, but is not limited to, mutually agreed upon advertising opportunities, dealer promotions, on-site activities, training, and vehicle literature. Before initiating agency work, both parties will mutually agree to the initiative(s) and term(s).

          (i) Market Support dollars are to be re-distributed between calendar years in the event both parties, XM and the Distributor, mutually agree on the revised allocation. In the event that Market Support funds are re-distributed, formal documentation of the mutual decision is required including, but not limited to, the dollar value re-distributed.

          (ii) Distributor agrees to monthly reporting of the XM value realized through GM brand and field activities. XM agrees to monthly reporting of GM Market Support fund activities, monies spent, committed and forecast.

     (d) Initial Free Service. Distributor shall use reasonable efforts to have all GM Vehicle Purchasers of Enabled GM Vehicles subscribe to the XM Service. As an incentive to increase subscriptions to the XM Service by Purchasers of new Enabled GM Vehicles, Distributor is authorized to offer Purchasers of new Enabled GM

Vehicles (excluding GM Affiliate Vehicles) up to [       ] months of free trial
service to the Base Subscription Service. If Distributor elects to offer a free trial service to Purchasers of new GM Vehicles, then, within a reasonable period of time following receipt of the report described in Section 7(a), XM will activate the XM Receiver in the new GM Vehicles identified in such report.

     (e) XM and Distributor shall mutually agree on the implementation of a marketing plan to attract additional subscribers to the XM Service by targeting Purchasers of Enabled GM Vehicles (excluding GM Affiliate Vehicles) who have not subscribed to the XM Service. XM agrees to pay Distributor a Revenue Share for subscribers who initially subscribe to the XM Service after twelve (12) months from the initial Purchase of an Enabled GM Vehicle; in consideration therefor, Distributor agrees to pay a portion of the marketing costs associated with targeting such subscribers, with such portion to be equal to the then-applicable Revenue Share percentage.

6. BANDWIDTH USAGE; STUDIO ACCESS; AUDIO CONTENT:

     (a) During the Term and for each Bandwidth Extension Year, XM agrees to
allocate for use by Distributor [                     ] of the bandwidth on the
XM System for audio and/or data transmissions by Distributor to GM/XM Subscribers. Use of such bandwidth shall be subject to compliance with applicable law, including without limitation, rules and regulations of the FCC ("FCC Rules"). If requested by Distributor and permitted under applicable law, including, without limitation, FCC Rules, XM will make this bandwidth available for transmissions by Distributor to all owners of Enabled GM Vehicles regardless of whether they are GM/XM Subscribers. In such event, Distributor shall provide XM with all information reasonably necessary to activate and/or to deactivate the XM Receivers by Distributor's customers that are not GM/XM Subscribers.

     (b) Distributor agrees to give XM at least ninety (90) days' prior notice of its intent to utilize the bandwidth allocated to Distributor hereunder. Such notice shall set forth the amount of bandwidth to be utilized as well as the proposed use of such bandwidth. Until actually utilized by Distributor, XM shall be entitled to use the bandwidth allocated to Distributor hereunder.

     (c) To the extent Distributor elects to utilize any or all of the bandwidth allocated to it hereunder, Distributor, at its expense, shall deliver to a location in the Territory designated by XM a complete audio signal and/or data transmission, as the case may be, by transmitting such signal and/or data via a mutually acceptable means and in a form that will not require XM to modify the signal and/or data in order to receive or to transmit such signal and/or data over the XM System. XM, at its expense, shall furnish all other facilities necessary for the receipt of Distributor's transmission and for the retransmission of such signals and/or data to subscribers authorized to receive such signals and/or data.

     (d) Distributor agrees that the technical quality of each audio signal and/or data transmission transmitted by Distributor to XM shall be at least equal to the technical quality of the audio signals and/or data transmissions delivered to XM by any third party distributor of audio services and/or data transmissions, respectively.

     (e) Distributor shall not use the bandwidth allocated to it hereunder to create or transmit music or entertainment radio services that compete with, or otherwise use such bandwidth in a manner that could reasonably be expected to adversely interfere with, the XM business(es). XM shall not use the remainder of the bandwidth to create a service targeting new GM Vehicle Purchasers that packages together the essential features of the current OnStar features as described in Attachment 1 attached hereto.

     (f) Without limiting the provisions of Section 9(c), Distributor shall indemnify and hold harmless the XM Indemnitees from and against any and all Costs arising out of Distributor's use of such bandwidth, including, without limitation, the content of any of Distributor's transmissions via such bandwidth or the sale or marketing of any products or services via such bandwidth.

     (g) During the Term, XM shall provide to Distributor reasonable access to and exclusive use of a radio programming studio (the actual studio used may vary) in XM's radio programming studio facilities for up to 100 hours during any calendar month, and up to an aggregate of 500 hours during any calendar year, at no cost to Distributor. Distributor shall make any request for access at least 30 days prior to the date it wishes to have access to and use of a radio programming studio in XM's radio programming studio facilities; provided that such notice has been given, XM shall not unreasonably deny timely access. XM shall not be responsible for providing staffing or production support to Distributor in connection with Distributor's use of any XM radio programming studio.

     (h) During the Term, XM will make available to Distributor, for prepackaging and distribution on Distributor's "Virtual Advisor," at no cost to Distributor (except as provided in the last sentence of this paragraph), XM audio content. XM and Distributor shall jointly agree on the specific content to be repackaged for distribution. Such audio content shall not be made available by XM to any telematics competitor of Distributor. The repackaged programming shall not exceed 5 minutes per day in any one category of content. It shall be branded on-air as XM content and include promotions of the XM Service and referrals to the XM Service for similar content. Distributor shall promote availability of XM Service programming in marketing communications associated with any distribution of such audio content. XM and Distributor shall work cooperatively to identify information or content that each can make available to the other on reasonable terms and conditions. Distributor will bear the cost of repackaging and transmitting such audio content from XM's facilities to Distributor's facilities.

7. CUSTOMER RELATIONSHIP:

     (a) Upon the Purchase of an Enabled GM Vehicle, Distributor shall provide XM with a monthly report (the format and content of which shall be mutually agreed upon) that, at a minimum, shall include the following information with respect to each Enabled GM Vehicle (excluding GM Affiliate Vehicles, unless the parties otherwise agree) sold during such month: (i) the make, model and VIN of such Enabled GM Vehicle, (ii) the XM Receiver identification number of the XM Receiver installed in such Enabled GM Vehicle, and (iii) the name and address of the Purchaser, and, to the extent available and permitted by applicable law, the telephone number and email address of such Purchaser.

     (b) [ ] shall be prepared to handle calls for customer care as it pertains to the XM Service for GM/XM Subscribers who are also OnStar customers; provided,
however, that [                                              ]; it being
understood, however, that such reimbursable costs shall not include fixed costs, including, without limitation, overhead.

     (c) Distributor agrees that in connection with customer calls relating to the XM Service, its customer service representatives shall handle customer requests, questions and complaints promptly and professionally and with the same level of care with which such representatives handle customer requests, questions and complaints regarding the OnStar service.

     (d) [ ], at its expense, shall be responsible for the billing of the XM Service purchased by GM/XM Subscribers.

8. INSTALLATION; TECHNICAL SPECIFICATIONS; TRADEMARKS:

     (a) To assist XM with its business planning, Distributor agrees to meet with representatives from XM on at least a quarterly basis to discuss its projections for installations of XM Receivers in new GM Vehicles over the following twelve (12) months, including (i) Distributor's forecast as to the number of XM Receivers it plans to install in new GM Vehicles over the following twelve (12) months, (ii) the makes and models in which Distributor is installing or proposing to install XM Receivers, and (iii) the types of packages in which the XM Service may be included. XM acknowledges that nothing contained in this Agreement shall be construed as obligating Distributor to fulfill any of the projections or plans discussed with XM at such meetings, provided that the provisions of Section 3(b)(ii) shall continue to apply. In addition, from June 1, 1999 through May 30, 2000, XM will provide Distributor monthly reports and hold quarterly meetings to inform Distributor fully about XM's progress toward the Commencement Date. From June 1, 2000 through June 30, 2001, XM and Distributor shall hold monthly meetings and include any suppliers, marketing representatives or other necessary parties to facilitate the timely commencement of XM's commercial operations.

     (b) Distributor and XM shall meet on a quarterly basis to review the installation rates of XM Receivers in GM Vehicles, the manner in which XM Receivers are packaged with various GM vehicles and the percentage of purchasers of such Enabled GM Vehicles who become GM/XM Subscribers. In the event that fewer than 70% of the purchasers of Enabled GM Vehicles over any six-month period become GM/XM Subscribers in connection with the purchase of such Enabled GM Vehicles, then (i) Distributor may, in its sole discretion, redirect the moneys payable by XM to Distributor hereunder to advertising and/or marketing efforts intended to increase the percentage of such purchasers of Enabled GM Vehicles who become GM/XM Subscribers, and (ii) XM and Distributor shall meet to review installation forecasts and marketing plans relating to XM Receivers and the XM System, with the purpose of making adjustments intended to increase the percentage of such purchasers of Enabled GM Vehicles who become GM/XM Subscribers.

     (c) Distributor shall purchase XM Receivers for installation only from Authorized XM Manufacturers that meet the reasonable requirements of GM's Worldwide Purchasing Organization. Installation of the XM Receivers shall be in accordance with reasonable requirements and quality assurances provided by the Authorized XM Manufacturers or XM, including, without limitation, positioning of the antenna and antenna shape; provided, however, that such requirements and assurances meet the manufacturing requirements of Distributor.

     (d) Distributor acknowledges that XM does not manufacture the XM Receivers and cannot guarantee availability or delivery thereof on any specific date. In addition, Distributor acknowledges that XM shall have no liability for any use, property, ad valorem, value added, stamp or other taxes, charges or withholdings arising out of the XM Receivers or the delivery thereof by Authorized XM Manufacturers to Distributor.

     (e) The technical specifications for the XM Receivers will be determined by XM in conjunction with the Authorized XM Manufacturers; provided, however, that XM agrees that its internal technology group will work with Distributor and the Authorized XM Manufacturers of Distributor's choice to consult in the development and testing of XM capable OEM radio/communications systems for GM Vehicles.

     (f) XM and Distributor acknowledge and represent that each party owns certain names, trademarks, service marks, copyrights and other intellectual property, and owns or has obtained certain rights in and to the trademarks, tradenames, copyrights, rights to publicity and other such rights of third parties ("Marks"). It is understood that in promoting XM, XM and Distributor may make various references to and may display the Marks of XM and Distributor. Each party hereto grants to the other a nonexclusive, nontransferable license to use its Marks during the term of this

Agreement and subject to the terms and conditions hereinafter set forth, solely in connection with advertising and promoting XM and the joint activities of Distributor and XM.

     XM and Distributor must agree in writing as to the form and content of any promotional or advertising materials and the media in which such materials are to be used prior to their use, which approval the parties shall not unreasonably withhold; and such use may be subject to such reasonable conditions as either party may impose, including, but not limited to, restrictions and requirements concerning the use of Marks and conditions affording each party adequate protection of its Marks. Upon termination or expiration of this Agreement, both parties shall cease all use of the Marks of the other party as soon as practicable, but in any event within thirty (30) days unless the particular media which has been approved requires a longer lead time, but in no event longer than ninety (90) days.

     Neither party will impugn, challenge or assist in any challenge to the validity of the other party's Marks, any registrations thereof, or the ownership thereof. Each party will be solely responsible for taking such actions as it deems appropriate to obtain trademark, service mark or copyright registration for its respective Marks. All uses of or references to the Marks shall inure to the benefit of the respective owner, and all rights with respect to the Marks not specifically granted in this Agreement shall be and are hereby reserved to the respective owner.

     Neither party is granted any right or license under this Agreement to sell, or otherwise distribute for sale, any of the promotional or advertising materials, or items related thereto. If a party desires to sell, or distribute for sale, any of such materials or other merchandising or novelty items bearing the names, trademarks, copyrights or other intellectual property of the other party, then it shall request permission to do so from the other party, and if granted, the parties shall negotiate in good faith a separate licensing agreement covering such materials or items before they may be sold or distributed for sale.

9. WARRANTIES AND INDEMNITIES:

     (a) Each Party represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of the state under which it is organized, (ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on its behalf has the authority to do so; and (v) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

     (b) XM IS NOT THE MANUFACTURER OF THE XM RECEIVERS AND XM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF ANY OF THE XM RECEIVERS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY REGARDING THE DESIGN, CONDITION, CAPABILITY OR PERFORMANCE OF THE XM RECEIVERS, AND XM HEREBY DISCLAIMS THE SAME. XM shall not be responsible for any loss or damage resulting from any defect of or in the XM Receivers, latent or otherwise, or resulting from any failure of the XM Receivers to operate or faulty operation of the XM Receivers, nor for any direct, indirect, consequential, incidental or other similar damage (including lost profits) resulting from the transportation, installation, service, operation or use of the XM Receivers, and shall not be responsible for any such loss or damage resulting from the maintenance or repair of the XM Receivers. Rather, warranty claims relating to XM Receivers installed in GM Vehicles shall be handled by the Authorized XM Manufacturers, in accordance with Distributor's standard practices with suppliers. In addition, XM shall not be responsible for any breach of any Authorized XM Manufacturer's warranties, indemnities or supply agreements, and no breach thereof shall affect the limitation on liabilities, rights and obligations of the Parties set forth in this Agreement.

     (c) XM and Distributor shall each indemnify, defend and forever hold harmless the other, the other's affiliated companies and each of the other's (and the other's affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents ("Distributor Indemnitees" and "XM Indemnitees," respectively), against and from any and all losses, liabilities, claims, costs, damages and expenses, including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs (collectively, "Costs"), arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein.

     (d) XM Indemnification.

          (i) If any Distributor Indemnitee is charged with infringement of a third party's intellectual property rights, including patent, trademark, copyright, industrial design right, or other proprietary right, or misuse or misappropriation of trade secret rights, as a result of the installation, use, sale, offer for sale or import of XM Receivers in or for use in GM Vehicles, and if such alleged infringement arises in any way from an aspect or function of the XM Receiver that meets a requirement or specification of XM for receipt of the XM Service by the XM Receiver, XM will, at no expense to Distributor: (i) defend, hold harmless and indemnify the Distributor Indemnitees against any Costs relating to such charge or claim, including, but not limited to, Costs for past infringement; and (ii) to the extent appropriate, either, (A) procure for Distributor the right to continue the installation, use, sale, offer for sale or import of XM Receivers in GM Vehicles, or (B) procure for Distributor the availability of XM Receivers with a modified design such that XM Receivers no longer infringe, provided that such modification can be done without substantially impairing its functionality or performance.

          (ii) With respect to claims arising under this Section 9(d), Distributor will promptly notify XM in writing of any claim of infringement or indemnification and will provide XM with the authority, information and assistance necessary to defend or settle such claim; provided, however, that Distributor will have the right to participate in such defense and to approve any proposed settlement in advance. Distributor will have the right to take over from XM the defense of a claim at any time, provided that Distributor releases XM in writing from any further obligation of defense or indemnification in connection with such claim unless otherwise mutually agreed.

          (iii) The obligations of XM and Distributor under this Section 9(d) will survive termination of this Agreement with respect to XM Receivers installed in GM Vehicles.

     (e) A Party claiming indemnity under this Section 9 must give the indemnifying party prompt notice of any claim, and the indemnifying party shall have the right to assume the full defense of any claims to which its indemnity applies. The indemnified party, at the indemnifying party's cost, will cooperate fully with the indemnifying party in such defense of any such claim. If the indemnified party compromises or settles any such claim without the prior written consent of the indemnifying party, then the indemnifying party shall be released from its indemnity obligations with respect to the claim so settled.

     (f) The representations, warranties and indemnities contained in this
Section 9 shall continue throughout the Term and the indemnities shall survive the termination of this Agreement, regardless of the reason for such termination.

10. FORCE MAJEURE:

          Neither XM nor Distributor shall have any rights against the other Party for the non-operation of facilities, the non-furnishing of the XM Service, or its inability to perform its terms and obligations under this Agreement if such non-operation, non-furnishing or inability is due to an act of God or other cause beyond such Party's reasonable control, including, but not limited to, the occurrence of a Regulatory Force Majeure Event.

11. NOTICES:

          Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by certified mail, return receipt requested, or by hand delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other Party, at the following address (unless either Party at any time or times designates another address for itself by notifying the other Party by certified mail, in which case all notices to such Party thereafter shall be given at its most recently so designated address):

        To  Holdings or XM:  XM Satellite Radio
                             1500 Eckington Place N.E.
                             Washington, D.C. 20002
                             Facsimile Number: 202.380.4521
                             Attention:  President & CEO
                             cc: General Counsel

         To Distributor:     OnStar Corporation
                             1400 Stephenson Highway
                             Troy, MI  48083-1189
                             Facsimile Number:  248.588.7250
                             Attention: Vice President and Executive Director,
                                        Satellite Radio Services
                             cc: General Counsel

          Notice or report given by hand delivery shall be deemed received on delivery. Notice or report given by mail shall be deemed received on the earlier to occur of actual receipt or on the fifth day following mailing if sent in accordance with the notice requirements of this Section 11. Notice or report given by Federal Express or similar overnight delivery service shall be deemed received on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed received when there is personal confirmation of receipt by the person to whom such notice or report is sent.

12. CONFIDENTIALITY:

          Neither XM nor Distributor shall disclose (whether orally or in writing, or by press release or otherwise) to any third party any information with respect to the terms and provisions of this Agreement or any information contained in any data or report required or delivered hereunder or any materials related thereto, except (a) disclosure as may be required by law, regulation, court or government agency of competent jurisdiction (redacted to the greatest extent possible); (b) disclosure to each Party's respective officers, directors, employees and attorneys, in their capacity as such; provided, however, that the disclosing Party agrees to be responsible for any breach of the provisions of this Section 12 by such officers, directors, employees or attorneys; (c) disclosure by XM in connection with its bona fide financing activities, (d) disclosure by XM of the provisions relating to XM's exclusive obligations to Distributor to other automobile manufacturers, (e) in the event that XM becomes subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, this Agreement may be made publicly available by XM to investors in accordance with the rules and regulations of the Securities and Exchange Commission; (f) disclosure in the form of a public statement or press release approved by the other Party hereto in advance of such statement or release; (g) general marketing information releases describing the nature of this Agreement in general terms; and (h) as mutually agreed upon, in writing, by XM and Distributor in advance of such disclosure. This confidentiality provision shall survive the termination of this Agreement.

13. MISCELLANEOUS:

     (a) Audit Rights. (i) During the Term and for a period of one year thereafter, either party or its authorized representative shall have the right, at its expense, to inspect, audit, and copy any such books and records of the other party, at the other party's offices, during normal business hours upon not less than thirty (30) days' prior written notice, that relate to the performance of the other party's obligations hereunder. In the event any such audit indicates a discrepancy between amounts previously paid and the amounts rightfully due and payable at such time, the audited party shall have ten (10) days from the date of receipt of notice from the auditing party that such underpayment or overpayment has occurred to pay the discrepancy to the auditing party. If the amount of the discrepancy is greater than five percent (5%) of the amount due for the period being audited, the audited party shall reimburse the auditing party for the reasonable costs and expenses of such audit.

     (b) Assignment; Binding Effect; Reorganization. This Agreement shall be binding on the respective transferees and successors of the Parties hereto, except that neither this Agreement nor either Party's rights or obligations hereunder shall be assigned or transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, no consent is necessary in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by either Party or assignment to an entity under common control, controlled by or in control of either Party.

     (c) Regulated Entity. It is understood by the Parties that the business of XM is regulated by the FCC and that nothing set forth in this Agreement shall be construed (i) to require XM to act in a manner inconsistent with FCC Rules, or the informal interpretations thereof communicated from time to time by the FCC staff, or (ii) to prevent XM from taking positions on issues relating to its FCC license or other rules and regulations applicable to XM, or the appropriate interpretation thereof.

     (d) Entire Agreement; Amendments; Waivers; Cumulative Remedies. This Agreement contains the entire understanding of the Parties hereto and supersedes and abrogates all contemporaneous and prior understandings of the Parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified except in a writing executed by both Parties hereto. Any waiver of any provision of this Agreement must be in writing and signed by the Party whose rights are being waived. No waiver of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement. The failure of Distributor or XM to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach. All remedies, whether at law, in equity or pursuant to this Agreement shall be cumulative.

     (e) Governing Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York, without regard to its choice of law rules.

     (f) Disputes and Interpretation. In the event of any dispute or question of interpretation under this Agreement, each of the parties agrees that prior to commencing any legal action in any court of competent jurisdiction, it shall first refer the matter for review and consideration by the parties' respective operating executives, who shall initially be (i) on behalf of Distributor, the OnStar Vice President and Executive Director, Satellite Radio Services or his or her delegate and (ii) on behalf of XM, the Executive Vice President of Sales, Marketing and Customer Service or his or her delegate. In the event that such operating executives fail to resolve the dispute or question of interpretation within 30 days' of the matter being referred to them, then the parties shall be free to pursue judicial action in a court of competent jurisdiction.

     (g) Relationship. Neither Party shall be, or hold itself out as, the agent of the other or as joint venturers under this Agreement.

     (h) Severability. The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein.

     (i) No Inference Against Author. XM and Distributor each acknowledge that this Agreement was fully negotiated by the Parties and, therefore, no provision of this Agreement shall be interpreted against any Party because such Party or its legal representative drafted such provision.

     (j) No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the Parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

     (k) Headings. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement. Any reference in this Agreement to a "Section" or "Attachment" shall, unless the context expressly requires otherwise, be a reference to a "Section" in, or an "Attachment" to, this Agreement.

     (l) Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual, and any recourse, whether in common law, in equity, by statute or otherwise, against any individual is hereby forever waived and released.

     (m) Effective Date. This Agreement became effective, in its original version, on July 7, 1999, in accordance with the terms and conditions contained therein (the "Effective Date"), and was amended and restated as of June 3, 2002. This Agreement shall be further amended and restated with effect at the closing under the Note Purchase Agreement.

                            [signature page follows]

     The Parties hereto have executed this Agreement as of the date first above written.

XM SATELLITE RADIO INC.:                     ONSTAR CORPORATION:

By: /s/ Joseph M. Titlebaum                 By: /s/ Kenneth D. Enborg
    --------------------------------           ------------------------

Name: Joseph M. Titlebaum                    Name:  Kenneth D. Enborg
      -------------------                          --------------------

Title: Senior Vice President, General        Title: Vice President and General
       -----------------------------               ---------------------------
Counsel and Secretary                               Counsel
---------------------                              --------

Date: January 28, 2003                       Date: January 28, 2003
      ----------------                             ----------------


XM SATELLITE RADIO HOLDINGS INC.:

By: /s/ Joseph M. Titlebaum
    --------------------------------

Name: Joseph M. Titlebaum
      -------------------

Title: Senior Vice President, General
       ------------------------------
Counsel and Secretary
---------------------

Date: January 28, 2003
      ----------------

      Signature Page to Second Amended and Restated Distribution Agreement

                              ATTACHMENT 1,2 and 3

       to Second Amended and Restated Distribution Agreement by and among

                        XM Satellite Radio Holdings Inc.,

                             XM Satellite Radio Inc.

                                       and

               OnStar, a subsidiary of General Motors Corporation

                                  See Attached.

          Attachment 3, GM Affiliates (As of 4/18/02)

Affiliates with US distribution
    1.   Saab/1/
    2.   Subaru
    3.   Isuzu
    4.   Suzuki
    5. Fiat Auto (including, without limitation, Fiat, Alfa Romeo, and Lancia branded vehicles)
    6.   Daewoo Automotive Technology

----------
/1/ The parties understand that Saab is a wholly-owned subsidiary of GM and a GM brand, but is being treated as a GM Affiliate solely for purposes of this Agreement.